Exhibit 10.14

EMPLOYMENT AGREEMENT
Employment Agreement (the “Agreement”), dated as of February 21, 2019, by and between JBG SMITH Properties, a Maryland real estate investment trust (together with its affiliates, the “Company”), with its principal offices in Chevy Chase, Maryland and Madhumita Moina Banerjee (“Executive”).
Recitals
Executive is currently employed by the Company; and
The Company and Executive desire to set forth the terms of Executive’s continued employment.
NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties hereby agree as follows:
Agreement
1.Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

2.Term. The term of Executive’s employment hereunder by the Company will commence on the date hereof (the “Effective Date”) and will continue until July 18, 2020(the “Initial Period”). On the expiration of the Initial Period, the term will automatically renew for one year periods unless either party notifies in writing the other party of nonrenewal at least 180 days prior to the renewal date (the Initial Period and any subsequent renewal periods, the “Employment Period”).

3.Position and Duties. During the Employment Period, Executive will serve as Executive Vice President and Head of Capital Markets of the Company and will report to the Company’s Chief Executive Officer. Executive will have those powers and duties normally associated with the position of Executive Vice President and Head of Capital Markets and such other powers and duties as may be reasonably prescribed by or at direction of the Chief Executive Officer or the board of trustees of the Company (the “Board”), provided that such other powers and duties are consistent with Executive’s position as Executive Vice President and Head of Capital Markets of the Company. Executive will devote substantially all of her working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of her duties for the Company and its affiliates. Without the consent of the Board, during the Employment Period, Executive will not serve on the board of directors, trustees or any similar governing body of more than one for-profit entity (with the exception of any entity which has been disclosed to the Company on a list provided to the Company by Executive coincident with the execution of this Agreement). Notwithstanding the above, Executive will be permitted, to the extent such activities do not substantially interfere with the performance by Executive of her duties and responsibilities hereunder or violate Section 11(a), (b) or (c) of this Agreement, to (i) manage Executive’s (and her immediate family’s) personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that Executive’s continuing to serve on the board and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Effective Date (each of which has been disclosed to the Company on a list provided to the Company by Executive coincident with the execution of this Agreement), will be deemed not to interfere with the performance by Executive of her duties and responsibilities under this Agreement).

4.Place of Performance. The place of employment of Executive will be at the Company’s offices in the Washington D.C. metropolitan area.

5.Compensation and Related Matters.

(a)Base Salary. During the Employment Period, the Company will pay Executive a base salary at the rate of not less than $375,000 per year (“Base Salary”). Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices. Executive’s Base Salary shall be reviewed at last annually for possible increase, but not decrease. If Executive’s Base Salary is increased by the Company, such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.

(b)Annual Bonus. During the Employment Period, Executive will be entitled to receive an annual bonus (“Annual Bonus”) of the greater of $425,000 or 100% of Base Salary at target performance, with the actual amount earned payable in cash. Such bonus shall be paid no later than March 15th of the year following the year in which it was earned.

(c)Annual Long-Term Incentive Awards.

(i)Prior to the date hereof, Executive received certain grants of long-term incentive partnership units (“LTIP Units”) and outperformance plan units (“OPP Units”) under the Company’s long-term incentive compensation plan (the “LTI Plan”), which grants have such terms and conditions as set forth in the applicable award agreements issued pursuant to the LTI Plan.

(ii)The amount of future grants and the terms of such grants will be determined in the sole discretion of the Compensation Committee of the Board.

(d)Initial Formation Award. Prior to the date hereof, the Company granted Executive certain initial formation partnership units (in the form of profits interests which provide for a share of appreciation above the fair market value on the grant date) (the “Initial Formation Award”). The Initial Formation Award has such terms and conditions as set forth in the applicable award agreement issued pursuant to the LTI Plan. Notwithstanding this paragraph 5(d), the parties acknowledge and agree that, if applicable tax laws change such that the Initial Formation Award becomes taxable to Executive as ordinary income, the Initial Formation Award may be restructured by the Company in a way that permits the Company a tax deduction while preserving substantially similar pre-tax economics to Executive.

(e)Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive will be entitled to participate in such 401(k) and employee welfare and benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans.

(f)Expenses. The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(g)Vacation. Executive will be entitled to vacation in accordance with the Company’s vacation policy as in effect from time to time.

6.Reasons for Termination. Executive’s employment hereunder may or will be terminated during the Employment Period under the following circumstances:

(a)Death. Executive’s employment hereunder will terminate upon her death.

(b)Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform her duties hereunder for a continuous period of 180 days, and within 30 days after written Notice of Termination is given after such 180-day period, Executive shall not have returned to the substantial performance of her duties on a full-time basis, the Company may terminate Executive’s employment hereunder for “Disability”. During any period that Executive fails to perform her duties hereunder as a result of incapacity due to physical or mental illness, Executive will continue to receive her full Base Salary set forth in Section 5(a) until her employment terminates.

(c)Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment upon Executive’s:

(i)conviction of, or plea of guilty or nolo contendere to, a felony;

(ii)willful and continued failure to use reasonable best efforts to substantially perform her duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness) that Executive fails to remedy within 30 days after written notice is delivered by the Company to Executive that specifically identifies in reasonable detail the manner in which the Company believes Executive has not used reasonable efforts to perform in all material respects her duties hereunder; or

(iii)willful misconduct (including, but not limited to, a willful breach of the provisions of Section 11) that is materially economically injurious to the Company.

For purposes of this Section 6(c), no act, or failure to act, by Executive will be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company.

(d)Good Reason. Executive may terminate her employment with “Good Reason” within 120 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within 30 days after written notice thereof has been given by Executive to the Company setting forth in reasonable detail the basis of the event (provided that such notice must be given to the Company within 60 days of Executive becoming aware of such condition):
(i)a reduction by the Company in Executive’s Base Salary or target Annual Bonus under this Agreement;

(ii)a material diminution in Executive’s position, authority, duties or responsibilities or the assignment of duties materially and adversely inconsistent with Executive’s position as Executive Vice President and Head of Capital Markets;

(iii)a relocation of Executive’s location of employment to a location outside of the Washington D.C. metropolitan area; or

(iv)the Company’s material breach of any provision of this Agreement or any equity agreement, which will be deemed to include (a) Executive not holding the title of Executive Vice President and Head of Capital Markets of the Company, (b) failure of a successor to the Company to assume this Agreement in accordance with Section 13(a) below and (c) a material change in Executive’s reporting relationship such that Executive no longer reports directly to the Company’s Chief Executive Officer.

Executive’s continued employment during the 90-day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Executive’s right to terminate her employment hereunder for Good Reason shall not be affected by her incapacity due to physical or mental illness.

(e)Without Cause. The Company may terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination (as defined in Section 7). This means that, notwithstanding this Agreement, Executive’s employment with the Company will be “at will.”

(f)Without Good Reason. Executive may terminate her employment hereunder without Good Reason by providing the Company with a Notice of Termination.

7.Termination Procedure.

(a)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a “Notice of Termination” means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Sections 6(b), (c) or (d).

(b)Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by her death, the date of her death, (ii) if Executive’s employment is terminated pursuant to Section 6(b) (Disability), 30 days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of her duties on a full-time basis during such 30-day period), (iii) upon notice to Executive of the Company’s intention to not renew the term of this Agreement, pursuant to Section 2, the last day of the Employment Period, and (iv) if Executive’s employment terminates for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive, the Company shall have the right to accelerate such notice and make the Date of Termination the date of the Notice of Termination or such other date prior to Executive’s intended Date of Termination as the Company deems appropriate, which acceleration shall in no event be deemed a termination by the Company without Cause or constitute Good Reason.

(c)Removal from any Boards and Position. Upon the termination of Executive’s employment with the Company for any reason, she shall be deemed to resign (i) from the board of trustees or directors of any subsidiary of the Company and/or any other board to which she has been appointed or nominated by or on behalf of the Company (including the Board), and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer and trustee or director of the Company and any of its subsidiaries.

8.Compensation upon Termination. This Section provides the payments and benefits to be paid or provided to Executive as a result of her termination of employment. Except as provided in this Section 8, Executive shall not be entitled to anything further from the Company as a result of the termination of her employment, regardless of the reason for such termination.

(a)Termination for Any Reason. Following the termination of Executive’s employment, regardless of the reason for such termination and including, without limitation, a termination of her employment by the Company for Cause or by Executive without Good Reason or upon expiration of the Employment Period, the Company will:

(i)pay Executive (or her estate in the event of her death) as soon as practicable following the Date of Termination (A) any earned but unpaid Base Salary and (B) any accrued and unused vacation pay to the extent provided by the Company’s vacation policy as in effect from time to time, through the Date of Termination;

(ii) reimburse Executive as soon as practicable following the Date of Termination for any amounts due Executive pursuant to Section 5(f) (unless such termination occurred as a result of misappropriation of funds); and

(iii)provide Executive with any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company.

Upon any termination of Executive’s employment hereunder, except as otherwise provided herein, Executive (or her beneficiary, legal representative or estate, as the case may be, in the event of her death) shall be entitled to such rights in respect of any equity awards theretofore made to Executive, and to only such rights, as are provided by the plan or the award agreement pursuant to which such equity awards have been granted to Executive or other written agreement or arrangement between Executive and the Company, provided that all vested profits interests (including any vested portion of the Initial Formation Award) shall remain exchangeable for common partnership units and all vested stock options shall remain exercisable for 60 days following the Date of Termination (or if earlier, through the expiration of the scheduled term of such award).
(b)Termination by Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to the payments and benefits provided in Section 8(a) hereof and, in addition, the Company will, subject to the following paragraph, pay to Executive (i) the Severance Amount, (ii) the Pro Rata Bonus, (iii) the Medical Benefits, (iv) the Equity Vesting Benefits, and (v) any unpaid Annual Bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the Date of Termination (the “Unpaid Prior Year Bonus”).

(i)The “Severance Amount” will be equal to:

(A)if such termination is following the execution of a definitive agreement the consummation of which would result in, or within two years following, a Change in Control of the Company (and such Change in Control does in fact occur) (a “Qualifying CIC Termination”), two times the sum of Executive’s: (x) current Base Salary, and (y) target Annual Bonus, payable in a lump sum within 60 days after the Date of Termination; or

(B)if such termination is not a Qualifying CIC Termination, one times the sum of Executive’s (x) current Base Salary, and (y) target Annual Bonus, payable in equal installments over 12 months in accordance with the Company’s regular payroll procedures, commencing within 60 days after the Date of Termination.

(ii)The “Pro Rata Bonus” will be equal to:

(A)if such termination is a Qualifying CIC Termination, Executive’s target Annual Bonus for the year of termination, paid in a lump sum within 60 days after the Date of Termination; or

(B)if such termination is not a Qualifying CIC Termination, Executive’s Annual Bonus earned in the year of termination based on actual performance, paid at the time bonuses are paid to similarly situated employees of the Company;
in either case such amount will be prorated based on the number of days in the year up to and including the Date of Termination and divided by 365.
(iii)The “Medical Benefits” require the Company to provide Executive medical insurance coverage substantially identical to that provided to other senior executives of the Company (which may be provided pursuant to the Consolidated Omnibus Budget Reconciliation Act) for (A) if such termination is a Qualifying CIC Termination, two years following the Termination Date or (B) if such termination is not a Qualifying CIC Termination, 18 months following the

Termination Date. If this agreement to provide benefits continuation raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws without impairing the economic benefit to Executive.

(iv)The “Equity Vesting Benefits” mean:

(A)if such termination is a Qualifying CIC Termination, vesting of all outstanding unvested equity-based awards (including the Initial Formation Award) on the Date of Termination (with OPP Units and other awards with performance-vesting conditions measured at performance specified in the applicable award agreement); or

(B)if such termination is not a Qualifying CIC Termination, (i) vesting of any outstanding unvested portion of the Initial Formation Award, (ii) vesting of a prorated portion of any OPP Units and other performance-based awards scheduled to vest on the next vesting date based on the number of days completed in the vesting cycle then in process for such awards up to and including the Date of Termination divided by the total number of days in such vesting cycle, with performance-vesting conditions measured at performance specified in the award agreement (e.g., if 300 units were granted on January 1, 2018, the award vests in three annual installments, and the Date of Termination is July 1, 2019, then 50% of the 100 units that would vest on January 1, 2020 will vest (if earned based on performance) and the remaining unvested units will be forfeited) and (iii) full vesting of any outstanding unvested LTIP Units and other equity awards without performance-vesting conditions (excluding the Initial Formation Award);

(v)and, in either case, all vested profits interests shall remain exchangeable for common partnership units and all vested stock options shall remain exercisable for 60 days following the Date of Termination (or if earlier, through the expiration of the scheduled term of such award).

(vi)“Change in Control” shall mean:

(A)Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of trustees (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 8(b)(v), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 8(b)(v)(C)(1), 8(b)(v)(C)(2) and 8(b)(v)(C)(3);

(B)Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(C)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the

Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(D)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

As a condition to the payments and other benefits pursuant to Section 8(b), Executive must execute a separation and general release agreement in the form attached hereto as Exhibit A (the “Release”), which must become effective within 55 days following the Date of Termination; provided, however, that if Executive’s Date of Termination occurs on or after November 1 of a given calendar year, any such payments (except as provided in Section 8(b)(ii)(B)) shall, subject to Section 9 hereof, be paid (or commence to be paid) in January of the immediately following calendar year.
(c)Disability. In the event Executive’s employment is terminated for Disability pursuant to Section 6(b), Executive will be entitled to the payments and benefits provided in Section 8(a) hereof and (i) vesting of any outstanding unvested portion of the Initial Formation Award, (ii) vesting of a prorated portion of any outstanding unvested OPP Units scheduled to vest on the next vesting date (if earned pursuant to the terms and conditions of the award agreement) based on the number of days completed in the vesting cycle then in process for such awards up to and including the Date of Termination divided by the total number of days in such vesting cycle, (iii) vesting of all outstanding unvested LTIP Units, (iv) the Pro Rata Bonus and (v) the Unpaid Prior Year Bonus (collectively, the “Death and Disability Vesting Benefits”).

(d)Death. If Executive’s employment is terminated by her death, Executive’s beneficiary, legal representative or estate, as the case may be, will be entitled to the payments and benefits provided in Section 8(a) hereof and the Death and Disability Vesting Benefits.

(e)Nonrenewal of the Agreement by the Company. Upon notice to Executive of the Company’s intention to not renew the term of this Agreement, pursuant to Section 2, and conditioned upon the execution by Executive of the Release, which must become effective within 55 days following the Date of Termination, Executive shall be entitled to receive (i) an amount equal to one times the sum of Executive’s (x) current Base Salary, and (y) target Annual Bonus, payable in equal installments over 12 months in accordance with the Company’s regular payroll procedures, commencing within 60 days after the Date of Termination, (ii) the Pro Rata Bonus, (iii) the Equity Vesting Benefits and (iv) the Unpaid Prior Year Bonus. Notwithstanding the foregoing, if upon mutual agreement with Executive to continue Executive’s employment with the Company, the Company repudiates the notice described in the preceding sentence, Executive shall not be entitled to any payments described in this Section 8(e). For the avoidance of doubt, following a nonrenewal of the Agreement by the Company, Executive shall continue to be subject to those provisions that survive the termination of this Agreement, including without limitation, those provided in Section 11.

9. 409A and Termination. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees” (as defined in Section 409A of the Code and applicable regulations thereunder, “Section 409A”) any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the Date of Termination. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 8 hereof unless she would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

10.Section 280G. In the event that any payments or benefits otherwise payable to Executive, whether or not pursuant to this Agreement, (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by a nationally-recognized accounting or consulting firm selected by the Company in its discretion (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes, other than in the event of manifest error. The Company shall request the Accountants to perform all necessary calculations promptly in connection with the applicable Change in Control or termination of employment. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accountants shall take into account the value of, services to be provided by Executive (including Executive agreeing to refrain from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A 44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations in accordance with Q&A-5(a) of such final regulations.

11.Confidential Information, Ownership of Documents; Non-Competition; Non-Solicitation.

(a)Confidential Information. During the Employment Period and thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public or industry knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with her carrying out her duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as requested by a governmental or administrative agency, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use her reasonable best efforts in cooperating with the Company (at the Company’s expense) in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. For the avoidance of doubt, nothing in this Agreement is intended to impair Executive’s rights to make disclosures under any applicable Federal whistleblower law.

(b)Removal of Documents; Rights to Products. Executive may not remove any records, files, drawings, documents, models, equipment, and the like relating to the Company’s business from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out her duties under this Agreement and, if so removed, they will be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall and hereby does assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by her alone or in conjunction with others at any time while employed by the Company. In the event of any conflict between the provision of this paragraph and of any applicable employee manual or similar policy of the Company, the provisions of this paragraph will govern.

(c)Protection of Business. During the Employment Period and until the later of (1)(i) the expiration of the Initial Term and (ii) the first anniversary of the applicable Date of Termination, Executive will not (x) engage in any Competing Business (as defined below) or pursue or attempt to develop any project known to Executive and which the Company is pursuing, developing or attempting to develop as of the Date of Termination (a “Project”), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization or (y) divert to any entity which is engaged in any business conducted by the Company any Project, corporate opportunity or any customer of the Company; and (2)(A) the expiration of the Initial Term and (B) the second anniversary of the applicable Date of Termination, Executive will not solicit any officer, employee (other than secretarial staff) or exclusive or primary consultant of the Company to leave the employ of the Company. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than 1% percent of any publicly-traded corporation, whether or not such corporation is in competition with the Company or from owning any passive investment in a hedge fund, private equity fund or similar instrument that, at the time of Executive’s acquisition, did not to Executive’s knowledge (after reasonable inquiry) hold any investment in any Competing Business (as defined below); provided, that, Executive shall be permitted to invest in mutual funds or ETFs so long as such funds or ETFs are not invested primarily in real estate investment trusts. If, at any time, the provisions of this Section 11(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to duration or scope of activity, this Section 11(c) shall be considered divisible and shall become and be immediately amended to only such duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 11(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. “Competing Business” means any business the primary business of which is being engaged in by the Company in the Washington, D.C. metropolitan area as a principal business as of the Date of Termination (including, without limitation, the development, owning and operating of commercial real estate and the acquisition and disposition of commercial real estate for the purpose of development, owning and operating such real estate).

(d)Injunctive Relief. In addition to any other remedy available to the Company under applicable law, in the event of a breach or threatened breach of this Section 11, Executive agrees that the Company shall be entitled to seek injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

(e)Forfeiture of Unvested Equity Awards. In the event that Executive breaches Section 11(a), 11(b) or 11(c), Executive will forfeit her rights to payment or benefits under all outstanding unvested equity awards including any shares, partnership equity or profits interests to be issued in respect thereof.

(f)Continuing Operation. Except as specifically provided in this Section 11, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 11.

12.Indemnification.

(a)The Company agrees that if Executive is made a party to or threatened to be made a party to or is requested to be made a witness in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or is or was serving at the request of the Company or any subsidiary or either thereof as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including the advancement of applicable, reasonable legal fees and expenses), as the same exists or may hereafter be amended, against all liabilities, costs, fees and other expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of her heirs, executors and administrators.

(b)Executive will be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy on substantially the same terms as for the Company’s other officers.

13.Successors; Binding Agreement.

(a)Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than her rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. If Executive should die following her Date of Termination while any amounts would still be payable to her hereunder if she had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to her legal representatives or estate.

14.Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:
Address on file with the Company

If to the Company:
JBG SMITH Properties
4445 Willard Avenue, Suite 400
Chevy Chase, Maryland 20815
Attention: General Counsel

15.Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 11 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by arbitration in Maryland, in accordance with the rules then applicable of the American Arbitration Association (provided that the Company shall pay the filing fee and all hearing fees, arbitrator expenses and compensation fees, and administrative and other fees associated with any such arbitration), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims brought and pursued in connection with such contest or dispute.

16.Miscellaneous.

(a)Amendments. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b)Full Settlement. The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not (absent fraud or willful misconduct or a termination for Cause) be affected by any set-offs, counterclaims, recoupment, defense, or other claim, right or action that the Company may have against Executive or others. After termination of the Employment Period, in no event will Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts will not be reduced whether or not Executive obtains other employment.

(c)Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to its conflicts of law principles.

17.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than any equity agreements or any compensatory plan or program in which Executive is a participant on the Effective Date. For the avoidance of doubt, nothing in this Agreement addresses or impacts in any way the terms of the Common Partnership Units issued to Executive under that certain Unit Issuance Agreement entered into as of July 18, 2017 by and between Executive, the Company and JBG SMITH Properties LP.

18. 409A Compliance.

(a)This Agreement is intended to comply with the requirements of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

19.Representations. Executive represents and warrants to the Company that she is under no contractual or other binding legal restriction which would prohibit her from entering into and performing under this Agreement or that would limit the performance her duties under this Agreement.

20.Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.

21.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY: JBG SMITH PROPERTIES, a Maryland real estate investment trust		EXECUTIVE:
By:	/s/ Steve A. Museles	/s/ Madhumita Moina Banerjee
	Name: Steven A. Museles	Madhumita Moina Banerjee
Title: Chief Legal Officer and Corporate Secretary

EXHIBIT A
GENERAL RELEASE AND WAIVER OF CLAIMS

General Release AND WAIVER OF CLAIMS (this “Release”), by Madhumita Moina Banerjee (“Executive”) in favor of JBG SMITH Properties, a Maryland real estate investment trust (together with its affiliates, the “Company”), stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors (including Vornado Realty Trust, a Maryland real estate investment trust and Vornado Realty L.P., a Delaware limited partnership (the “Vornado Parties”), and JBG Properties Inc., a Maryland corporation and JBG/Operating Partners, L.P., a Delaware limited partnership), successors and assigns, individually and in their official capacities (together, the “Released Parties”).
WHEREAS, Executive has been employed as Executive Vice President and Head of Capital Markets ;
WHEREAS, Executive’s employment with the Company was terminated, effective as of _______________ (the “Termination Date”); and
WHEREAS, Executive is seeking certain payments under Section 8[(b)][(e)] of the Employment agreement entered into by JBG SMITH Properties and the Executive dated as of February 21, 2109 (the “Employment Agreement”), with Company that are conditioned on the effectiveness of this Release.
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:
1.General Release. Executive knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Executive (or Executive’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release arising under or in connection with Executive’s employment or termination of employment with the Company, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages. In addition, in consideration of the provisions of this Release, Executive further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Executive’s favor as of the Effective Date (as defined below).

2.Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not:

(i)	release any Claims for payment of amounts payable under the Employment Agreement (including under Section 8[(b)][(e)] thereof);

(ii)
release any Claims for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any plans of the Company that have vested in accordance with the terms of such plans;

(iii)	release any Claim that may not lawfully be waived;

(iv)	release any Claim for indemnification and D&O insurance in accordance with the Employment Agreement and with applicable laws and the corporate governance documents of the Company; or

(v)
prohibit Executive from reporting possible violations of federal law or regulation or making other disclosures that are protected under (or claiming any award under) the whistleblower provisions of federal law or regulation.

3.Additional Representations. Executive further represents and warrants that Executive has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor, has Executive assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that she is releasing.
4.Acknowledgements by Executive. Executive acknowledges and agrees that Executive has read this Release in its entirety and that this Release is a general release of all known and unknown Claims. Executive further acknowledges and agrees that:

(i)
this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Release and Executive acknowledges that she is not releasing, waiving or discharging any ADEA Claims that may arise after the Effective Date of this Release;

(ii)	Executive is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which she is not already entitled to receive;

(iii)
Executive has been advised, and is being advised by the Release, to consult with an attorney before executing this Release; Executive acknowledges that she has consulted with counsel of her choice concerning the terms and conditions of this Release;

(iv)
Executive has been advised, and is being advised by this Release, that she has been given at least [21][45] days within which to consider the Release, but Executive can execute this Release at any time prior to the expiration of such review period; and

(v)
Executive is aware that this Release shall become null and void if she revokes her agreement to this Release within seven (7) days following the date of execution of this Release. Executive may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the Company written notice of his revocation of this Release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”). Executive agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release.

5.Cooperation With Investigations and Litigation. Executive agrees, upon the Company’s request, to reasonably cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Executive’s tenure with the Company or its affiliate, including making herself reasonably available to consult with Company’s counsel, to provide information and to give testimony. Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement and provides satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, restrict or limit the Executive from exercising his or her protected rights in Section 4 hereof or restrict or limit the Executive from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.
6.Non-Disparagement. Executive agrees not to make any defamatory or derogatory statements concerning the Company or any of its affiliates or predecessors and their respective directors, officers and employees. Nothing in this section is intended to, and shall not, restrict or limit the Executive from exercising his or her protected rights in Section 2 hereof or restrict or limit the Executive from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry or in the event of litigation between the Executive and the Company or its affiliates.

7.Governing Law. To the extent not subject to federal law, this Release will be governed by and construed in accordance with the law of the State of Maryland applicable to contracts made and to be performed entirely within that state.

8.Severability. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Release shall remain in full force and effect.

9.Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.

10.Counterparts; Facsimile Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

IN WITNESS WHEREOF, Executive has signed this Release on _________ ____, 20___. [To be dated on or after the Termination Date.]